SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                        X
                                            -------
Filed by a Party other than the Registrant  -------

Check the appropriate box:

----- Preliminary Proxy Statement

----- Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)0
  X
----- Definitive Proxy Statement

----- Definitive Additional Materials

----- Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            METROLOGIC INSTRUMENTS, INC.
   ------------------------------------------------------------------------
                  (Name of Registrant as Specified in its Charter)

   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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----- No fee required
----- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
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      2) Aggregate number of securities to which transaction applies:

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      3) Per *unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      4) Proposed maximum aggregate value of transaction:

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      5) Total fee paid:

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     ____Fee paid previously with preliminary materials.

     ____Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:_________________________________________
     2)  Form, Schedule or Registration Statement No.____________________
     3)  Filing party:___________________________________________________
     4)  Date filed:_____________________________________________________

                         METROLOGIC INSTRUMENTS, INC.
                                 90 COLES ROAD
                          BLACKWOOD, NEW JERSEY 08012



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 22, 2000




         The 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Metrologic Instruments, Inc., a New Jersey corporation (the "Company"), will be held on Thursday, June 22, 2000, at 3:30 p.m., Eastern Daylight Time, at the Company's corporate offices, located at 90 Coles Road, Blackwood, New Jersey 08012, for the following purposes:

         1. To elect two Class II directors to hold office until the Annual Meeting of Shareholders in 2003;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 25, 2000 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

         Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy in the envelope enclosed for your convenience.


                                    By Order of the Board of Directors,







                                     Janet H. Knowles
                                     Secretary

June 7, 2000

                                PROXY STATEMENT


METROLOGIC INSTRUMENTS, INC.                                     June 7, 2000
90 Coles Road
Blackwood, New Jersey 08012


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Metrologic Instruments, Inc. (the "Company") of proxies for the 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 22, 2000, and any adjournments or postponements thereof. Copies of this Proxy Statement and the accompanying proxy are first being sent to shareholders on or about June 7, 2000.

         The entire cost of this proxy solicitation will be borne by the Company. Solicitation may be by mail, telegram or in person. Some of the officers and other employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage firms, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and will reimburse them for expenses incurred by them in connection therewith.

         The holders of record of Common Stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on April 25, 2000 (the "Record Date") will be entitled to vote on all matters to be voted upon at the Annual Meeting and any adjournments or postponements thereof.

         The Company had 5,434,948 shares of Common Stock issued and outstanding on the Record Date. Each share of Common Stock is entitled to one vote per share. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast at least a majority of the votes at the Annual Meeting will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted in determining the presence of a quorum, but will not be voted.

         Subject to the conditions set forth in the Notice of Annual Meeting accompanying this Proxy Statement, the shares represented by each executed proxy will be voted in accordance with the instructions given. If no instruction is made on an executed proxy, the proxy will be voted FOR the election of the nominees named thereon to the Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year. The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. Any shareholder giving a proxy has the power to revoke the proxy by filing a written notice of revocation with the Secretary of the Annual Meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to the ratification of the appointment of the Company's independent auditors for the 2000 fiscal year, shareholders may cast their votes in favor or against, or may abstain. Abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of the vote. Shareholders entitled to vote may do so in person or by proxy. The Company may require that any votes cast in person be cast by written ballot.

                             ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes. Directors in each class are elected to serve for a term of three years. The terms are staggered so that only approximately one-third of the Board of Directors will stand for election each year. At the Annual Meeting, two persons will be elected to the Board of Directors to serve until the 2003 Annual Meeting of Shareholders or until his or her successor is elected and qualified.

         The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event that the nominees are unable to serve, the persons named in the proxy will vote for such substitute nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominees named herein will be unable to serve.


Nominees for Terms Expiring in 2003

C. Harry Knowles     Mr. Knowles, 71, is the founder of the Company and has been
                     Chairman of the Board of Directors since the Company's inception. Mr. Knowles served as President of the Company from its inception through 1982 and from 1985 until 1999.
                     He has served as Chief Executive Officer since 1985. In addition, Mr. Knowles served as chief technical officer with responsibility for all of the Company's research and development activities from 1982 to 1985. Since 1988, Mr.
                     Knowles has also served as a Managing Director of Metrologic Instruments GmbH. Prior to founding the Company,
                     Mr. Knowles was the general manager of Westinghouse
                     Electric Corporation's integrated circuits division in Elkridge, Maryland. Mr. Knowles is married to Janet H.
                     Knowles, the Vice President, Administration, Secretary,
                     Treasurer and a director of the Company.

Stanton L. Meltzer   Mr. Meltzer, 61, has been a director of the Company since
                     1987. Mr. Meltzer is a certified public accountant and since 1964 has been a principal in the firm of Gold, Meltzer, Plasky & Wise, a professional corporation of certified public accountants, located in Moorestown, New Jersey.

         The foregoing director nominees will be elected by a plurality of votes cast. The Board of Directors recommends a vote "FOR" the election of Mr. Knowles and Mr. Meltzer.

Board of Directors

         The following persons represent the remaining members of the Board of Directors with terms expiring after 2000:

Richard C. Close     Mr. Close, 57, became a director of the Company on
                     September 30, 1999 when he was appointed by the Board of Directors to fill a vacancy created by the increase in the size of the Board from five to eight members. Since 1997
                     Mr. Close has served as President and General Manager of Polaroid Graphics Imaging LLC. Polaroid Graphics Imaging
                     LLC was formerly a division of Polaroid Corporation, and is now a privately held independent company. Mr. Close served as President and Chief Executive Officer of Computer Identics Corporation from 1993 until 1997. Mr.
                     Close has a Bachelor of Science in Electrical Engineering from Vanderbilt University. Mr. Close's current term as a director expires in 2001.

Janet H. Knowles     Mrs. Knowles, 58, was a director of the Company from 1972
                     to 1984 and has served as a director since 1986.
                     Mrs. Knowles served as Vice President, Administration from
                     1976 to 1983 and has served in that capacity and as Secretary since 1984 and as Treasurer since 1994. Mrs.
                     Knowles is responsible for the Company's administrative matters. Mrs. Knowles is married to C. Harry Knowles, the Chief Executive Officer and Chairman of the Board of
                     Directors of the Company. Ms. Knowles' current term as a director expires in 2002.

John H. Mathias      Mr. Mathias, 53, became a director of the Company on
                     September 30, 1999 when he was appointed by the Board of Directors to fill a vacancy created by the increase in the size of the Board from five to eight members. Since 1981
                     Mr. Mathias has been Chairman and Chief Executive Officer of The JPM Co., a publicly traded company that manufactures wire and cable assemblies at various locations throughout the world. Mr. Mathias has a Bachelor of Science in Business Administration and a Masters in Mathematics, both from Bucknell University.
                     Mr. Mathias' current term as a director expires in 2001.

Thomas E. Mills IV   Mr. Mills, 40, became a director of the Company on March
                     25, 1999, became President of the Company on February 9,
                     2000, and has served as the Company's Chief Operating
                     Officer since April 1998, and as Chief Financial Officer since May 1994. From April 1998 to February 2000, Mr.
                     Mills served as the Company's Executive Vice President and from June 1995 to April 1998 as the Company's Vice
                     President, Finance. Mr. Mills was employed by Ferranti
                     International, Inc. from 1986 to April 1994 in various positions, most recently as Senior Vice President, U.S.
                     Operations. Mr. Mills' current term as a director expires in 2002.

Hsu Jau Nan          Mr. Hsu, 55, became a director of the Company on September
                     30, 1999 when he was appointed by the Board of Directors to fill a vacancy created by the increase in the size of the Board from five to eight members. Mr. Hsu is a major owner and managing director of several large companies in Taiwan, Singapore, and China, which employee over 5,000 people. From 1973 to 1983, Mr. Hsu was an
                     Engineering Manager for General Electric's television operations. Mr. Hsu has an Electrical Engineering degree from National Taipei University of Technology. Mr. Hsu's current term as a director expires in 2002.

William Rulon-Miller Mr. Rulon-Miller, 51, became a director of the Company on
                     December 12, 1997. Mr. Rulon-Miller joined Janney Montgomery Scott Inc. in 1979 and currently serves as Senior Vice President and Co-Director of Investment Banking. He is currently on the Board of Directors of The JPM Company, Inc. He is a partner of Five Penn Center Partners and a director of The Penn Janney Fund, Inc., which are private venture capital organizations. Mr. Rulon-Miller graduated from Princeton University and received an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Rulon-Miller's current term as a director expires in 2001.

Meetings and Committees of the Board of Directors

         The Board of Directors has an Audit Committee, a Compensation Committee and an Incentive Committee. These committees were formed in September 1994 in connection with the Company's initial public offering. The Company does not have a Nominating Committee. The Board of Directors held three meetings in 1999. The Audit Committee met three times during 1999. The Compensation Committee met three times during 1999. The Incentive Committee met five times during 1999.

         The Audit Committee is comprised of Mr. Mathias, Mr. Meltzer and Mr. Rulon-Miller. The Audit Committee communicates with and receives information directly from the Company's independent auditors and reviews the Company's financial controls, policies and procedures.

         The Compensation Committee is comprised of Mr. Close, Mr. Meltzer and Mr. Rulon-Miller. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers and establishes guidelines for compensation for the Company's personnel.

         The Incentive Committee is comprised of Mr. and Mrs. Knowles,
Mr. Mills, and Mr. Hsu. The Incentive Committee administers the Company's Incentive Plan and the Employee Stock Purchase Plan.


Compensation Committee Interlocks and Insider Participation

         Stanton L. Meltzer, a member of the Compensation Committee, is a principal of an accounting firm which, in fiscal 1999, incurred expenses of approximately $42,000 for tax consulting services performed for the Company.

Compensation of Directors

         Directors who are not employees of the Company receive an annual retainer of $10,000 plus expenses, and fees of $1,000 for each Board of Directors' meeting attended and $500 for each committee meeting attended. In addition, directors are eligible to receive options to purchase the Company's Common Stock, at the discretion of the Incentive Committee, under the Company's Incentive Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 25, 2000 by: (i) each person known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors;
(iii) each nominee for election as a director; (iv) each executive officer of the Company named in the Summary Compensation Table below; and (v) all executive officers and directors of the Company as a group.


Name of Beneficial Owner      Shares Beneficially Owned (1) Percent of Class(1)
------------------------      ----------------------------- -------------------
C. Harry Knowles                       3,303,000                     60.77%
Janet H. Knowles                       3,303,000(2)                  60.77%
Richard Close                              2,000(3)                    *
John Mathias                               2,500(3)                    *
Stanton L. Meltzer                       205,832(4)                   3.79%
Thomas E. Mills IV                        48,755(5)(6)                 *
Hsu Jau Nan                                4,000(7)                    *
William Rulon-Miller                       9,200(8)                    *
Dale M. Fischer                           45,982(9)(10)                *
Benny A. Noens                            30,136(11)                   *
Kevin P. Woznicki                         30,000(12)                   *
Bradley, Foster & Sargent, Inc.          293,562(13)                  5.40%
Wellington Management Co.                328,400(14)                  6.04%
All executive officers and
  directors as a group (15 persons)    3,767,880(15)                 66.39%
-----------------
*Less than 1%.

(1) Based on 5,434,948 shares outstanding as of April 25, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities.
 (2) Janet H. Knowles, Vice President, Administration, Secretary and Treasurer is the wife of C. Harry Knowles and, therefore, may be deemed to have shared voting and investment power with respect to the 3,303,000 shares owned by Mr. Knowles.
 (3) Includes currently exercisable options to purchase 2,000 shares of Common Stock.
 (4) Includes 181,999 shares held in a trust for the benefit of the children of C. Harry Knowles and Janet H. Knowles pursuant to which Mr. Meltzer has shared voting and investment power as trustee.
 (5)     Includes an aggregate of 300 shares held by Mr. Mills' children.
 (6) Includes currently exercisable options to purchase 45,000 shares of Common Stock.
 (7) Includes currently exercisable options to purchase 4,000 shares of Common Stock.
 (8) Includes currently exercisable options to purchase 6,500 shares of Common Stock.
 (9) Includes currently exercisable options to purchase 37,800 shares of Common Stock.
 (10) Includes 1,000 shares held in a trust of which Mr. Fischer is a trustee and a beneficiary.
 (11) Includes currently exercisable options to purchase 27,600 shares of Common Stock.
 (12) Represents currently exercisable options to purchase 30,000 shares of Common Stock.
 (13) According to the Schedule 13G filed with the Commission by Bradley, Foster & Sargent, Inc. for the year ended December 31, 1999, the business address of Bradley, Foster & Sargent, Inc. is 185 Asylum Street, Hartford, CT 06103. Additionally, Bradley, Foster & Sargent, Inc. reported shared voting power with respect to 293,562 shares of Common Stock.
 (14) According to the Schedule 13G filed with the Commission by Wellington Management Co. for the year ended December 31, 1999, the business address of Wellington Management Co. is 75 State Street, Boston, MA 02109. Additionally, Wellington Management Co. reported shared voting power with respect to 273,400 shares of Common Stock, and shared dispositive power with respect to 328,400 shares of Common Stock.
 (15) Includes currently exercisable options to purchase an aggregate of 240,420 shares of Common Stock.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table summarizes the compensation earned for services rendered during each of the last three fiscal years with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.



                           SUMMARY COMPENSATION TABLE

                             Annual Compensation        Long-Term
                    -------------------------------    Compensation
                                                          Awards
                                                    ------------------

                                                          Securities
                                                  Other      Under-   All
Principal                                        Annual      lying    Other
Underlying             Fiscal                    Compen-    Options Compen-
Position                Year Salary($)  Bonus($) sation($)    (#)   sation($)(1)

C. Harry Knowles        1999 $200,000   $200,000    -          -    $ 3,743
Chairman of the         1998  200,000    200,000    -          -      4,369
Board and Chief         1997  200,000    200,000    -          -      5,247
Executive Officer

Thomas E. Mills IV (2)  1999  180,000    230,000    -        20,000   3,743
President, Chief        1998  180,000    175,000    -        35,000   4,369
Operating Officer       1997  140,000    150,000    -          -      5,247
and Chief Financial
Officer

Dale M. Fischer         1999  150,000    200,954    -        14,000   3,743
Vice President,         1998  140,000    158,449    -        25,000   4,369
International Sales     1997  140,000    100,000    -          -      5,247

Benny A. Noens          1999  150,000    297,545 $ 8,963(3)   8,000   3,743
Vice President,         1998  150,000    113,513   7,643(3)  20,000   4,369
European Sales          1997  150,000    173,445   7,442(3)    -      5,247
and Managing
 Director, Metrologic
 Instruments, GmbH

Kevin P. Woznicki       1999  150,000   450,788    -         10,000   3,743
Vice President,         1998  140,000   272,818    -         20,000   4,369
North American          1997  140,000   115,938    -           -      5,247
Sales


(1) Represents the Company's contributions to the Company's profit sharing plan, including employer 401(k) matching contributions, on behalf of each executive officer.

(2) On February 9, 2000, Mr. Mills became the Company's President and continues to serve as Chief Operating Officer and Chief Financial Officer.

(3) Mr. Noens' other annual compensation includes certain foreign housing costs incurred by the Company on behalf of Mr. Noens.

Stock Option Grants

         The following table sets forth information concerning options to purchase shares of Common Stock granted pursuant to the Company's Incentive Plan during the year ended December 31, 1999 to each of the executive officers of the Company named in the Summary Compensation Table.

                       Individual Grants
-------------------------------------------------------------
                                                             Potential Realized
                               % of Total                     Value at Assumed
                    Number of   Options                        Annual Rates of
                   Securities  Granted to                        Stock Price
                   Underlying  Employees  Exercise             Appreciation for
                    Options     During      Price  Expiration    Option Term
Name                Granted      1999     ($/share)   Date      5%        10%
-------------------------------------------------------------------------------
C. Harry Knowles         0        -           -        -         -         -
Thomas E. Mills IV  20,000       7.0%      $10.31     (1)    $135,868  $338,486
Dale M. Fischer     14,000       4.9%       10.31     (1)      95,108   236,940
Benny A. Noens       8,000       2.8%       10.31     (1)     547,347   135,394
Kevin P. Woznicki   10,000       3.5%       10.31     (1)      67,934   169,243


(1) Options are exercisable as follows subject to certain conditions: 20% on each October 21, 1999, 2000, 2001, 2002 and 2003. Options expire ten years from the date of grant.

Fiscal Year - End Option Information

         The following table sets forth information with respect to the number of shares covered by exercisable and unexercisable options held on December 31, 1999 by the executive officers of the Company named in the Summary Compensation Table and the value of such unexercised options on December 31, 1999. No stock options were exercised by any of such executive officers during 1999.

                   VALUE OF OPTIONS HELD AT DECEMBER 31, 1999


                        Number of Securities        Value of Unexercised
                       Underlying Unexercised            In-the-Money
                         Options at 12/31/99        Options at 12/31/99($)(1)
                     ----------------------------  ---------------------------
Name                  Exercisable Unexercisable    Exercisable    Unexercisable
----                  ----------- -------------    -----------    -------------
C. Harry Knowles             0             0            --            --
Thomas E. Mills IV      38,000        39,000          $69,380       $69,770
Dale M. Fischer         32,800        28,200           62,792        50,318
Benny A. Noens          23,600        20,400           43,344        32,936
Kevin P. Woznicki       26,000        24,000           45,820        42,280

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the options' exercise price. Calculated based on the fair market value at December 31, 1999 of $13.50 per share, less the exercise price.

       REPORTS OF THE COMPENSATION COMMITTEE AND THE INCENTIVE COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

Compensation Policies

         The Company operates in a competitive and high technology business environment. The goals of the Company's executive compensation program are to motivate executives to achieve the Company's business and technical objectives in this environment and to reward them for their achievement, foster teamwork and attract and retain executive officers who contribute to the overall success of the Company. The Compensation Committee and the Incentive Committee of the Board of Directors utilize salary, incentive bonuses and incentive stock option awards to meet these goals.

         In determining compensation and incentive levels, the Compensation and Incentive Committees of the Board take into account a number of factors. These include providing compensation comparable to that offered by other leading high technology companies.

         The Incentive Committee has the authority to grant awards under the Company's Incentive Plan, which provides for the award to officers and employees of the Company and its subsidiaries of qualified and non-qualified stock options, restricted stock, performance shares and performance units and the award of non-qualified stock options to directors and consultants of the Company and its subsidiaries.

Compensation Components

         In 1999, the salary portion of executive compensation was determined by reviewing compensation levels at companies in the same industry as the Company and of comparable size.

         A substantial portion of the annual compensation of each executive officer was in the form of a cash bonus. Bonuses for executive officers responsible for sales activities were based on the amount by which 1999 sales for such executive officer's area of responsibility exceeded pre-determined sales targets for such area, and for other executive officers, including the Chief Executive Officer and Chief Operating Officer, the cash bonus amount was based on the Compensation Committee's judgment as to such executive officer's individual performance and contribution to the Company's profitability.

         The Incentive Committee believes that compensation in the form of stock options closely aligns the executive officers' interests with those of shareholders and provides a major incentive to executive officers in building shareholder value. The Incentive Committee may review the prior level of grants and awards to the executive officers and to other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers during any given year. Stock options are granted at the market price on the date of grant and are subject to certain conditions.

Chief Executive Officer Compensation

     On April 20, 2000, the Compensation Committee met to approve and ratify the compensation of the Chief Executive Officer for the 1999 fiscal year. The Compensation Committee determined that for fiscal year 1999, a substantial portion of the Chief Executive Officer's compensation should be in the form of a cash bonus. As a result, the Compensation Committee ratified the base salary of the Chief Executive Officer at $200,000 and awarded a cash bonus of $200,000. The Compensation Committee established the Chief Executive Officer's bonus considering the Company's significant achievements in 1999. These achievements included overall sales growth of 22% and net income growth of 9%. The Chief Executive Officer achieved several accomplishments in 1999, including
(i) continued development of holographic industrial tunnels, which incorporate high-speed scanning of bar codes with tracking, dimensioning, weighing and sorting technologies, (ii) the introduction to the market of the new HoloTrak(TM) industrial scanners such as the Company's new C Series scanners,
(iii) substantial development of new point of sale products some of which were released for sale early in 2000, and (iv) the implementation of a new Year 2000 compliant information technology system.

         In addition, the Company has continued to improve its technological position with additions to its patent portfolio and several other technological developments, including holographic optical elements for use in future point of sale products, and the design of a high speed holographic scanner tunnel system.

          This report of the compensation committee shall not be deemed incor-porated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent that Metrologic specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

                        Respectfully submitted,

                        Compensation Committee:         Incentive Committee:

                        Richard Close                   C. Harry Knowles
                        Stanton L. Meltzer              Janet H. Knowles
                        William Rulon-Miller            Thomas E. Mills IV
                                                        Hsu Jau Nan

                            STOCK PERFORMANCE GRAPH


         The graph set forth below compares the cumulative total return on the Company's common stock for the last five years with the cumulative total return on the S&P Composite 500 Stock Index and the Media General Industry Group 815 - Computer Peripherals ("MG Index") over the same period.

          Beginning with this Proxy Statement for the 2000 Annual Meeting of Shareholders, Metrologic will be replacing a peer group consisting of certain manufacturers of bar code equipment or auto-identification equipment with the Media General Industry Group 815-Computer Peripherals. Management has determined that the MG Index will provide a more accurate comparison with Metrologic's cumulative total shareholder return.




Company                            Fiscal Year Ending  December 31,
                           1994     1995     1996     1997     1998     1999
                          ---------------------------------------------------
Metrologic
 Instruments, Inc.        100.00    65.57   106.56    82.79    77.05    88.52
MG Index                  100.00    92.90    92.56   109.66   136.92   273.44
S&P Composite             100.00   137.58   169.17   225.61   290.09   351.13
Peer Group                100.00   152.10   127.86   171.30   301.88   463.41

                              CERTAIN TRANSACTIONS

         Since 1990, the Company's executive offices and manufacturing facilities have been located in Blackwood, New Jersey in a building leased by the Company from C. Harry Knowles, Chairman of the Board and Chief Executive Officer of the Company, and Janet H. Knowles, Vice President, Administration, Secretary, Treasurer and a director of the Company. During 1999, the Company paid Mr. and Mrs. Knowles an aggregate of approximately $796,000 under the lease agreement for rent payments.

         The accounting firm in which Stanton L. Meltzer, a director and shareholder of the Company, is a principal, incurred expenses of approximately $42,000 during 1999 for tax consulting services performed for the Company.

         In connection with a distribution in the amount of $1,561,000 paid to the Company's shareholders of record in September 1994, on account of previously undistributed S Corporation earnings accumulated through December 31, 1993, which were taxed at the shareholder level, $780,500 is being paid pursuant to seven-year notes of the Company, bearing interest at an annual rate equal to PNC Bank, National Association's prime rate plus 0.5%. The aggregate principal amount of the notes outstanding is $223,000. Of this $223,000, approximately $209,000 is payable to Mr. Knowles. Payments made to Mr. Knowles in 1999 amounted to approximately $131,000 including approximately $26,000 in interest.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

         Ernst & Young LLP have been selected by the Company to continue as its independent auditors for the fiscal year ending December 31, 2000. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the fiscal year ended December 31, 1999 included the audit of the Company's consolidated financial statements, timely interim reviews and third party review services related to filings with the Securities and Exchange Commission. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

         The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year.

                                 OTHER MATTERS

         Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. All officers, directors and 10% owners filed reports for transactions required by Section 16(a) of the Securities Exchange Act of 1934. Messrs. Sawitsky and Schmdit each had one and Mr. Fischer had three, untimely filings due to processing delays with the Company's Employee Stock Purchase Plan.

                             SHAREHOLDER PROPOSALS

         The Company's Amended and Restated Certificate of Incorporation sets forth procedures for shareholders to nominate directors for election. In order for shareholders to nominate directors for election, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company and (iii) the proposed nominees and their ownership of shares in the Company. In order for the notice to be timely, it must be submitted to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

         In addition, in order to bring business before a shareholders' annual meeting, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company, (iii) the reason for the proposal and (iv) their financial interest in the Company. If a shareholder wishes to present a proposal at the 2000 Annual Meeting of Shareholders, the proposal must comply with the Company's Amended and Restated Certificate of Incorporation and must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. In addition, any shareholder proposal intended for inclusion in the proxy material for the 2001 Annual Meeting of Shareholders must also be received in writing by the Company on or before January 27, 2001. The inclusion of any proposal in the proxy material will be subject to the applicable rules of the Commission. If any shareholder wishes to present a proposal to the 2001 Annual Meeting of Shareholders that is not included in the Company's proxy statement for that meeting and fails to submit that proposal to the Secretary of the Company on or before March 18, 2001, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement.

                                   FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULE THERETO, BUT EXCLUDING EXHIBITS. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 90 COLES ROAD, BLACKWOOD, NEW JERSEY 08012.


                                            By Order of the Board of Directors,




                                            Janet H. Knowles
                                            Secretary

METROLOGIC INSTRUMENTS, INC.

PROXY

The undersigned hereby appoints Thomas E. Mills IV and William Rulon-Miller the proxies of the undersigned (each with power to act alone and with power of substitution and with discretionary authority to vote as designated on the reverse side) to represent and vote at the Annual Meeting of Shareholders of Metrologic Instruments, Inc. to be held at the Company's corporate headquarters located at 90 Coles Road, Blackwood, New Jersey 08012 on June 22, 2000 at 3:30 P.M., or at any adjournments or postponements thereof, the shares of stock of the Company which the undersigned would be entitled to vote if then personally present, as indicated herein, and in their discretion upon such other business as may come before the Annual Meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith.

This proxy is solicited by the Board of Directors. The Board recommends a vote FOR the directors nominated and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for fiscal 2000.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE OR, IF NO SPECIFICATIONS ARE MADE, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2000.

                (PLEASE FILL IN, SIGN AND DATE ON REVERSE SIDE)

X   Please mark your votes as in this example.


1. Election of C. Harry Knowles               FOR     WITHHELD
   as director with term expiring in 2003.   _____      _____


   Election of Stanton L. Meltzer             FOR     WITHHELD
   as director with term expiring in 2003.   _____      _____


2. Ratification of Ernst & Young LLP           FOR     AGAINST    ABSTAIN
   as independent auditors.                   _____     _____      _____





SIGNATURE(S)_____________________________________  DATE__________________, 2000
SIGNATURE(S)_____________________________________  DATE__________________, 2000
NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as a corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.